Exhibit 10.1
Jazz Pharmaceuticals plc
2011 Equity Incentive Plan
Non-U.S. Restricted Stock Unit Award Grant Notice
Jazz Pharmaceuticals plc (the “Company”), pursuant to its 2011 Equity Incentive Plan (the “Plan”), hereby awards to Participant the number of restricted stock units (“RSUs”) specified and on the terms set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this Non-U.S. Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and in the Non-U.S. Restricted Stock Unit Award Agreement, including any country-specific Appendix (the “Agreement”), and the Plan, both of which are attached hereto and incorporated herein in their entirety.

Participant:	______________________________________________
RSU #:	______________________________________________
Date of Grant:	______________________________________________
Vesting Commencement Date:	______________________________________________
Number of RSUs Subject to Award:	______________________________________________
Consideration:	Participant’s Services (payment of par value of newly issued shares)

Vesting Schedule:     Subject to Sections 2 and 11 of the Agreement, the Ordinary Shares subject to this Award will vest as follows: 1/4th of the Ordinary Shares subject to this Award will vest on each of the first, second, third and fourth anniversaries of the Vesting Commencement Date.

Issuance Schedule:    One Ordinary Share will be issuable for each RSU which vests at the time set forth in Section 6 of the Agreement.

Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on that subject, with the exception of: (i) any employment or severance arrangement that would provide for vesting acceleration of the Award upon the terms and conditions set forth therein and (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law. By accepting this Award, Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Jazz Pharmaceuticals plc	Participant
By:
Signature	Signature
Title:	Date:
Date:

Attachments: Non-U.S. Restricted Stock Unit Award Agreement, 2011 Equity Incentive Plan
* * * * *

Attachment I
Non-U.S. Restricted Stock Unit Award Agreement
Jazz Pharmaceuticals plc
2011 Equity Incentive Plan
Non-U.S. Restricted Stock Unit Award Agreement
Pursuant to your Non-U.S. Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and this Non-U.S. Restricted Stock Unit Award Agreement, including any country-specific Appendix (the “Agreement”), and in consideration of your services, Jazz Pharmaceuticals plc (the “Company”) has awarded you a Restricted Stock Unit Award (the “Award”) under its 2011 Equity Incentive Plan (the “Plan”) for the number of restricted stock units (the “RSUs”) indicated in your Grant Notice. The Award is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Except as otherwise explicitly provided in the Grant Notice or this Agreement, in the event of any conflict between the terms in the Grant Notice or this Agreement and the Plan, the terms of the Plan shall control. Capitalized terms not explicitly defined in the Grant Notice or this Agreement but defined in the Plan shall have the same definitions as in the Plan.
The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.
1.Grant of the Award. This Award represents your right to be issued on a future date the number of Ordinary Shares that is equal to the number of RSUs indicated in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of RSUs subject to the Award. This Award was granted in consideration of your services to the Company or one of its Affiliates. Except as otherwise provided herein, you will not be required to make any payment to the Company (other than services to the Company or its Affiliates) with respect to your receipt of the Award, the vesting of the RSUs or the delivery of the Ordinary Shares to be issued in respect of the Award; provided, however, that to the extent that any Ordinary Shares issued upon settlement of your Award are newly issued Ordinary Shares, a payment must be received by the Company of an amount equal to the par value of such number of newly issued Ordinary Shares (rounded up to the nearest whole cent) in cash, by check, bank draft or money order payable to the Company.
2.Vesting. Subject to Section 11 and the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service, except as otherwise set forth below in this Section 2. Upon such termination of your Continuous Service, the RSUs credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in such RSUs or the

Ordinary Shares to be issued in respect of such portion of the Award, except as otherwise directed by the Compensation & Management Development Committee of the Board (or its successor following a Change in Control) (the “Committee”), provided, that:
(a)Termination of Continuous Service due to Death. If your Continuous Service terminates due to your death, the vesting of the RSUs subject to this Award shall be accelerated in full, effective as of the date of such termination (or as soon as administratively practicable thereafter, but no later than 60 days following such termination).
(b)Termination of Continuous Service due to Disability. If your Continuous Service terminates due to your Disability, your unvested RSUs will continue to vest pursuant to the original Vesting Schedule as provided in the Grant Notice.
(c)Termination of Continuous Service due to Retirement. If, on or after the first anniversary of the Date of Grant, your Continuous Service terminates due to your Regular Retirement or your Long-Service Retirement (each as defined below, and together, “Retirement”), then provided that (i) you have given the Company at least four months advance written notice of your intention to terminate your Continuous Service and (ii) you execute and deliver a non-solicitation agreement satisfactory to the Company that will apply for a period of 12 months after your termination date (the “Non-Solicitation Agreement”), then the RSUs will be treated as follows:
(1)In the case of your Regular Retirement, a pro-rata portion of each unvested tranche of your RSUs will continue to vest pursuant to the original Vesting Schedule as provided in the Grant Notice. For each such unvested tranche of the RSUs, such pro-rata portion shall be determined by reference to the number of RSUs in such unvested tranche of the Award multiplied by the ratio of (x) the number of calendar days that have elapsed from the Vesting Commencement Date through the date of your termination of Continuous Service divided by (y) the total number of calendar days in such vesting tranche (which, for clarity, shall be equal to the number of calendar days that have elapsed from the Vesting Commencement Date through the vesting date for such tranche), and rounded down to the nearest whole RSU. For purposes of the foregoing, “Regular Retirement” means your voluntary termination of Continuous Service, unless circumstances exist at the time of such termination that would constitute Cause, following: (a) your completion of five years of Continuous Service and (b) your attainment of age 55.
(2)In the case of your Long-Service Retirement, all of your unvested RSUs will continue to vest pursuant to the original Vesting Schedule as provided in the Grant Notice. For purposes of the Award, “Long-Service Retirement” means your voluntary termination of Continuous Service, unless circumstances exist at the time of such termination that would constitute Cause, following: (a) your completion of 10 years of Continuous Service and (b) your attainment of age 55.
For avoidance of doubt, in the event of your Retirement, if you fail to comply with the conditions in this Section 2(c), including compliance with the Non-Solicitation Agreement for a period of 12 months after your termination date, you will forfeit all unvested RSUs.

3.Number of RSUs and Ordinary Shares.
(a) The number of RSUs subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.
(b)Any additional RSUs that become subject to the Award pursuant to this Section 3 shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other RSUs covered by your Award.
(c)Notwithstanding the provisions of this Section 3, no fractional Ordinary Shares or rights for fractional Ordinary Shares shall be created pursuant to this Section 3. The Board shall, in its discretion, determine an equivalent benefit for any fractional Ordinary Shares or fractional Ordinary Shares that might be created by the adjustments referred to in this Section 3.
4.Securities Law Compliance. You may not be issued any Ordinary Shares in respect of your Award unless either (a) the Ordinary Shares are registered under the Securities Act; or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive such Ordinary Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations. The Company shall not be liable if Ordinary Shares cannot be issued to you as a consequence of the Company’s determination that the issuance of Ordinary Shares does not comply with applicable laws and regulations governing the Award.
5.Transfer Restrictions. Your Award is not transferable, except by will or by the laws of descent and distribution. In addition to any other limitation on transfer created by applicable securities laws, you agree not to assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the Ordinary Shares subject to the Award until the Ordinary Shares are issued to you in accordance with Section 6 of this Agreement. After the Ordinary Shares have been issued to you, you are free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such Ordinary Shares provided that any such actions are in compliance with the provisions herein (including the country-specific Appendix hereto) and applicable securities laws.
6.Date of Issuance.
(a)To the extent your Award is exempt from application of Section 409A of the Code and any state or foreign law of similar effect (collectively “Section 409A”), the Company will deliver to you a number of Ordinary Shares equal to the number of vested RSUs subject to your Award, including any additional RSUs received pursuant to Section 3 above that relate to those vested RSUs, on the applicable vesting date(s). However, if a scheduled delivery date falls on a date that is not a U.S. business day, such delivery date shall instead fall on the next following U.S. business day. Notwithstanding the foregoing, in the event that (i) you are subject to the Company’s Policy Regarding Stock Trading by Executive Officers, Directors and Other

Designated Employees (or any successor policy) (the “Policy”), the Company’s Policy Against Trading on the Basis of Inside Information, or you are otherwise prohibited from selling Ordinary Shares in the open market and any Ordinary Shares covered by your Award are scheduled to be delivered on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to you or a day on which you are permitted to sell Ordinary Shares pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, as determined by the Company in accordance with the Policy, or does not occur on a date when you are otherwise permitted to sell Ordinary Shares in the open market, and (ii) the Company elects not to satisfy any Tax-Related Items (defined below) by withholding Ordinary Shares from your distribution, then such Ordinary Shares shall not be delivered on such Original Distribution Date and shall instead be delivered on the first U.S. business day of the next occurring open “window period” applicable to you pursuant to the Policy (regardless of whether you are still providing Continuous Service at such time) or the next U.S. business day when you are not prohibited from selling Ordinary Shares in the open market, but if you are a U.S. taxpayer, in no event later than the fifteenth (15th) day of the third calendar month of the calendar year following the calendar year in which the Ordinary Shares covered by the Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d). Delivery of the Ordinary Shares pursuant to the provisions of this Section 6(a) is intended to comply with the requirements for the short-term deferral exemption available under Treasury Regulations Section 1.409A-1(b)(4) and shall be construed and administered in such manner. The form of such delivery of the Ordinary Shares (e.g., a share certificate or electronic entry evidencing such Ordinary Shares) shall be determined by the Company.
(b)The provisions of this Section 6(b) are intended to apply to the extent you are a U.S. taxpayer and your Award is subject to Section 409A (including, but not limited to, because you are party to a severance arrangement or other agreement between you and the Company (or are eligible for benefits under a severance arrangement, plan or policy maintained by the Company), if any, that provides for acceleration of vesting of your Award upon your termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder)) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4) or 1.409A-1(b)(9) (“Non-Exempt Severance Arrangement”)). If you are not a U.S. taxpayer, this Section 6(b) shall not apply to you. To the extent you are a U.S. taxpayer and your Award is subject to and not exempt from application of Section 409A, the following provisions in this Section 6(b) shall supersede anything to the contrary in Section 6(a).
(i)If your Award vests in the ordinary course during your Continuous Service in accordance with the original Vesting Schedule provided in the Grant Notice, without vesting under the terms of a Non-Exempt Severance Arrangement or pursuant to Section 2(a), 2(b), 2(c) or 11(a) of this Agreement, in no event will the Ordinary Shares be issued in respect of your Award any later than the 60th day that follows the applicable vesting date.

(ii)If vesting of your Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with your Separation from Service, and such vesting acceleration provisions were in effect as of the Date of Grant of your Award and, therefore, are part of the terms of your Award as of the Date of Grant, then the Ordinary Shares will be earlier issued in respect of your Award upon your Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of your Separation from Service. For clarity, if such Non-Exempt Severance Arrangement is the Jazz Pharmaceuticals plc Amended and Restated Executive Change in Control and Severance Benefit Plan (the “CIC Plan”), such Ordinary Shares will be issued on the 60th day following the date of your Covered Termination (as defined in the CIC Plan) (which, for clarity, must be a Separation from Service). However, if at the time the Ordinary Shares would otherwise be issued you are subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such Ordinary Shares shall not be issued before the date that is six (6) months following the date of your Separation from Service, or, if earlier, the date of your death that occurs within such six (6) month period.
(iii)If vesting of your Award accelerates upon your termination of Continuous Service due to your death under Section 2(a) of this Agreement, then the Ordinary Shares will be issued in respect of your Award to your beneficiary (if any) or to the personal representative of your estate by the 60th day that follows the date of your death.
(iv)If your Award continues to vest pursuant to the original Vesting Schedule as provided in the Grant Notice upon your termination of Continuous Service due to your Disability under Section 2(b) or Retirement under Section 2(c) of this Agreement, then in no event will the Ordinary Shares be issued in respect of your Award any later than the 60th day that follows the applicable vesting date.
(v)If vesting of your Award accelerates upon your Involuntary Termination Without Cause under Section 11(a) of this Agreement, then the Ordinary Shares will be issued in respect of your Award on the 60th day that follows the date of your Involuntary Termination Without Cause (which, for clarity, must be a Separation from Service). However, if at the time the Ordinary Shares would otherwise be issued you are subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such Ordinary Shares shall not be issued before the date that is six (6) months following the date of your Separation from Service, or, if earlier, the date of your death that occurs within such six (6) month period.
(vi)If vesting of your Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with your Separation from Service, and such vesting acceleration provisions were not in effect as of the Date of Grant of the Award and, therefore, are not a part of the terms of your Award on the Date of Grant, then such acceleration of vesting of your Award shall not accelerate the issuance date of the Ordinary Shares in respect of your Award, but such Ordinary Shares shall instead be issued on the same schedule as set forth in Section 6(b)(i) of this Agreement as if they had vested in the ordinary course during your

Continuous Service in accordance with the original Vesting Schedule provided in the Grant Notice (without vesting under the terms of a Non-Exempt Severance Arrangement or pursuant to Section 2(a), 2(b), 2(c) or 11(a) of this Agreement), notwithstanding the vesting acceleration of the Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).
(c)If you are a U.S. taxpayer and your Award is subject to and not exempt from Section 409A (a “Non-Exempt Award”), then the provisions in this Section 6(c) shall apply and supersede anything to the contrary that may be set forth in the Plan, the Grant Notice or in any other section of this Agreement with respect to the permitted treatment of your Non-Exempt Award:
(i)Any exercise by the Board of discretion to accelerate the vesting of your Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the Ordinary Shares in respect of the Non-Exempt Award unless earlier issuance of the Ordinary Shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.
(ii)The Company explicitly reserves the right to (A) earlier settle your Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(i), and (B) provide that you will receive a cash settlement equal to the Fair Market Value of the Ordinary Shares that would otherwise be issued to you, if applicable and in compliance with the requirements of Section 409A.
(iii)To the extent the terms of your Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, each as determined under Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (a “409A Change of Control”). To the extent the terms of your Non-Exempt Award provide that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation from Service. However, if at the time the Ordinary Shares would otherwise be issued to you in connection with your Separation from Service, you are subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such Ordinary Shares shall not be issued before the date that is six (6) months following the date of your Separation from Service, or, if earlier, the date of your death that occurs within such six (6) month period.
(iv)The provisions in this Agreement for delivery of the Ordinary Shares in respect of the Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the Ordinary Shares to you in respect of your Non-Exempt

Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.
7.Dividends. You shall receive no benefit or adjustment to your Award with respect to any cash dividend, share dividend or other distribution that does not result from a Capitalization Adjustment as provided in the Plan; provided, however, that this sentence shall not apply with respect to any Ordinary Shares that are delivered to you in connection with your Award after such Ordinary Shares have been delivered to you.
8.Restrictive Legends. The Ordinary Shares issued in respect of your Award shall be endorsed with appropriate legends determined by the Company.
9.Award Not a Service Contract.
(a)Nothing in this Agreement (including, but not limited to, the vesting of your Award pursuant to the schedule set forth in Section 2 herein or the issuance of the Ordinary Shares in respect of your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company or its Affiliates, as applicable, of the right to terminate you without regard to any future vesting opportunity that you may have.
(b)By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the schedule set forth in Section 2 is earned only by providing Continuous Service (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”).  You further acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Agreement, for any period, or at all, and shall not interfere in any way with your right or the right of the Company or its Affiliate, as applicable, to terminate your Continuous Service at any time.
10.Tax Withholding Obligations.
(a)On or before the time you receive a distribution of the Ordinary Shares subject to your Award, or at any time thereafter as requested by the Company, you hereby authorize the Company or, if different, your employer (the “Employer”) to withhold from the Ordinary Shares issuable to you an amount sufficient to satisfy any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items which arise in connection with your Award (“Tax-Related Items”), where the Fair Market Value of the Ordinary Shares is measured as of the date the Ordinary Shares are issued pursuant to Section 6. Further, to the extent that any obligation to withhold Tax-Related Items arises prior to distribution of the Ordinary Shares, the Company may cause the RSUs to vest and be deemed payable for the purpose of satisfying such obligation by withholding of Ordinary Shares as provided for above, where the Fair Market Value of the Ordinary Shares is measured as of such deemed RSU payment date, provided that (i) to avoid a prohibited acceleration under Section 409A, the number of RSUs so vested and deemed payable will not exceed the number necessary to satisfy the liability for Tax-Related Items; and (ii) if you are subject to Section 16 of the Exchange Act, withholding in Ordinary Shares pursuant to the foregoing will either be approved in advance by the Committee or solely at your election, provided that, for clarity, you will not have any discretion with respect to whether any RSUs will vest pursuant to this Section 10(a).
(b)Additionally, the Company or the Employer may, in its sole discretion, satisfy all or any portion of the Tax-Related Items obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or your Employer; (ii) causing you to tender a cash payment; or (iii) permitting or requiring you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the Ordinary Shares to be delivered in connection with your Award to satisfy the Tax-Related Items and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax-Related Items directly to the Company and/or its Affiliates. Notwithstanding the foregoing, if you are subject to Section 16 of the Exchange Act, the alternative withholding methods set forth in this Section 10(b) shall not apply to you other than with respect to any withholding obligation for Tax-Related Items that arises prior to the distribution of the Ordinary Shares.
(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Ordinary Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding from Ordinary Shares otherwise issuable to you, for tax purposes, you are deemed to have been issued the full number of Ordinary Shares subject to the vested RSUs, notwithstanding that a number of the Ordinary Shares is held back solely for the purpose of paying the Tax-Related Items. Furthermore, you acknowledge that the Company and/or your Employer make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award grant, including, but not limited to, the grant or vesting of the RSUs, the subsequent sale of Ordinary Shares acquired pursuant to such vesting and the receipt of any dividends, and do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You further acknowledge that if you become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Company and/or your Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(d)Unless the Tax-Related Items withholding obligations of the Company and/or the Employer are satisfied, the Company and/or the Employer shall have no obligation to deliver to you any Ordinary Shares.
(e)In the event that the amount of the Company’s and/or the Employer’s withholding obligation was greater than the amount withheld by the Company and/or the Employer, you agree to indemnify and hold the Company harmless from any failure by the Company and/or the Employer to withhold the proper amount.
11.Change in Control.
(a)If your Continuous Service terminates either within twelve (12) months following or one (1) month prior to the effective date of a Change in Control due to an Involuntary Termination Without Cause, the vesting of the RSUs subject to this Award shall be accelerated in full, effective as of the date of such Involuntary Termination Without Cause (or as soon as administratively practicable thereafter, but no later than 60 days following such Involuntary Termination Without Cause). In order to give effect to the intent of this provision, in the event of your Involuntary Termination Without Cause, notwithstanding anything to the contrary set forth in the Plan or Section 2 of this Agreement, in no event will any portion of this Award be forfeited or terminate any earlier than 60 days following such termination date.
(b)For purposes of this Agreement, “Involuntary Termination Without Cause” means the involuntary termination of your Continuous Service for reasons other than death, Disability, or Cause. For this purpose, “Cause” means the occurrence of any of the following events that has a material negative impact on the business or reputation of the Company or an Affiliate: (i) your conviction for any criminal offence (other than an offence under any road traffic legislation for which a fine or non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing, fraud or dishonesty; (ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Company or an Affiliate; (iii) your intentional, material violation of any contract or agreement between you and the Company or an Affiliate, or of any statutory duty owed to the Company or an Affiliate; (iv) your unauthorized use or disclosure of the Company’s or an Affiliate’s confidential information or trade secrets; or (v) your gross misconduct. The determination that a termination of your Continuous Service is either for Cause or without Cause shall be made by the Company in its sole discretion. Any determination by the Company that your Continuous Service was terminated with or without Cause for the purposes of this Agreement shall have no effect upon any determination of the rights or obligations of the Company or an Affiliate or you for any other purpose.
(c)Notwithstanding anything in the Agreement or the CIC Plan to the contrary, if you otherwise become entitled to vesting of this Award under more than one of the Special Vesting Provisions, only the Special Vesting Provision that would provide you with the most favorable vesting benefit will be deemed to be applicable to this Award and any other Special Vesting Provision will be deemed to be inapplicable to this Award. For purposes of the Agreement, “Special Vesting Provisions” means Sections 2(a), 2(b), 2(c) and 11(a) of the Agreement, and Section 4(c) of the CIC Plan.
12.Parachute Payments.
(a)If you are a U.S. taxpayer and any payment or benefit you would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state, foreign and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for you.
(b)The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such Change in Control or similar transaction, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.
(c)The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within thirty (30) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as reasonably requested by the Company or you. Any good faith determinations of the independent registered public accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.
13.Unsecured Obligation. Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Ordinary Shares pursuant to this Agreement. You shall not have voting or any other rights as a shareholder of the Company with respect to the Ordinary Shares to be issued pursuant to this Agreement until such Ordinary Shares are issued to you pursuant to Section 6 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a shareholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
14.Other Documents. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting officers and directors to sell Ordinary Shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.
15.Nature of Grant. In accepting the grant, you acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the Award grant is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(c)all decisions with respect to future grants of RSUs or other grants, if any, will be at the sole discretion of the Company;
(d)you are voluntarily participating in the Plan;
(e)the RSUs and the Ordinary Shares subject to the RSUs, and the income and value of same, are not intended to replace any pension rights or compensation;
(f)the RSUs and the Ordinary Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)the future value of the underlying Ordinary Shares is unknown, indeterminable and cannot be predicted with certainty;
(h)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing Continuous Service or the terms of your employment agreement, if any), and in consideration of the Award, you agree not to institute any claim against the Company, any Affiliate or the Employer;
(i)unless otherwise agreed with the Company, the RSUs and the Ordinary Shares subject to the RSUs, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of the Company or any Affiliate;
(j)unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Ordinary Shares; and
(k)neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any Ordinary Shares acquired upon settlement.
16.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Ordinary Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
17.Data Privacy. The Employer, the Company and any Affiliate may collect, use, process, transfer or disclose your Personal Information for the purpose of implementing, administering and managing your participation in the Plan, in accordance with the Jazz Pharmaceuticals Employee Data Privacy Notice you have previously received. (Please contact Human Resources if you would like to receive another copy of this notice.) For example, your Personal Information may be directly or indirectly transferred to E*TRADE or any other third party stock plan service provider as may be selected by the Company, and any other third parties assisting the Company with the implementation, administration and management of the Plan.
18.Governing Law and Venue. The Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions.
For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
19.Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
20.Appendix. Notwithstanding any provisions in this Agreement, the Award shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
21.Notices; Electronic Delivery. Any notices provided for in your Award or the Plan shall be given in writing (including electronically) and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, fourteen (14) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award you consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
22.Miscellaneous.
(a)All covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns, if any. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.
(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.
(d)All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
(e)The Committee shall have complete and absolute discretion to make the determinations called for under this Agreement, and all such determinations shall be binding on you and on any person who claims all or any part of your Award on your behalf as well as on the Company.
23.Insider Trading / Market Abuse Laws. You may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Ordinary Shares are listed and in applicable jurisdictions including the United States and your country or your broker’s country, if different, which may affect your ability to accept, acquire, sell or otherwise dispose of Ordinary Shares, rights to Ordinary Shares (e.g., RSUs) or rights linked to the value of Ordinary Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions).

Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (a) disclosing the inside information to any third party and (b) “tipping” third parties or causing them otherwise to buy or sell securities (third parties include fellow employees). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as may be in effect from time to time. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
24.Foreign Asset/Account, Exchange Control and Tax Reporting. You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Ordinary Shares or cash (including dividends and the proceeds arising from the sale of Ordinary Shares) derived from your participation in the Plan, to and/or from a brokerage/bank account or legal entity located outside your country. The applicable laws of your country may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult your personal legal advisor on this matter.
25.Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Agreement, in the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control. In addition, your Award (and any compensation paid or Ordinary Shares issued under your Award) is subject to recoupment in accordance with the Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.
26.Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
27.Amendment. Notwithstanding anything in the Plan to the contrary, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

28.Headings. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.
29.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.
* * * * *
By signing the Non-U.S. Restricted Stock Unit Award Grant Notice to which this Non-U.S. Restricted Stock Unit Award Agreement is attached, you shall be deemed to have signed and agreed to the terms and conditions of this Non-U.S. Restricted Stock Unit Award Agreement.
* * * * *

APPENDIX
TO THE
NON-U.S. RESTRICTED STOCK UNIT AWARD AGREEMENT

Terms and Conditions
This Appendix contains additional terms and conditions that govern the Award granted under the Plan to you if you reside and/or work in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.
If you are a citizen or resident of a country other than the one in which you are currently working, transfer employment and/or residency after the RSUs are granted, or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.
Notifications
This Appendix contains information regarding exchange controls and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of January 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in the RSUs or sell Ordinary Shares acquired pursuant thereto.
The information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

AUSTRALIA
Terms and Conditions
Australia Offer Document. The RSUs are intended to comply with the provisions of the Corporations Act 2001, Australia Securities and Investments Commission (“ASIC”) Regulatory Guide 49 and ASIC Class Order 14/1000. Additional details are set forth in the Offer Document below.

Notifications
Tax Information.  Subdivision 83A-C of the Income Tax Assessment Act 1997 (the “Act”) applies to the RSUs granted in accordance with the terms and conditions of the Grant Notice, the Plan and the Agreement (subject to the requirements of the Act).
Exchange Control Notification.  Exchange control reporting is required for cash transactions exceeding AUD 10,000 and international fund transfers. If an Australian bank is assisting you with the transaction, the bank will file the report on your behalf. If there is no Australian bank involved with the transfer, you will be required to file the report.
OFFER OF RESTRICTED STOCK UNITS
TO AUSTRALIAN RESIDENT EMPLOYEES

Jazz Pharmaceuticals plc
2011 Equity Incentive Plan

Offer. We are pleased to provide you with this offer to participate in the Plan. This offer sets out information regarding the grant of RSUs to Australian resident employees of the Company and its Affiliates (“Australian Participants”). This information is provided by the Company to ensure compliance with the Australian Securities and Investments Commission (“ASIC”) Class Order 14/1000 and the relevant provisions of the Corporations Act 2001.
In addition to the information set out in the Agreement, Australian Participants are also being provided with copies of the following documents, which are available on the Company’s internal website (https://jazzpharma.sharepoint.com/sites/EmployeeResources/SitePages/Stock-Plan-Services-Australia.aspx):
(a)the Plan;
(b)the Plan Prospectus; and
(c)Employee Tax Supplement for Australia.
(collectively, the “Additional Documents”).
The Additional Documents provide further information to help Australian Participants make an informed investment decision about participating in the Plan. Neither the Plan nor the Plan Prospectus is a prospectus for purposes of the Corporations Act 2001.
Australian Participants should not rely upon any oral statements made in relation to this offer. Australian Participants should rely only upon the statements contained in the Agreement and the Additional Documents when considering participation in the Plan.

Securities Law Notification. Investment in Ordinary Shares involves a degree of risk. Australian Participants should monitor their participation and consider all risk factors relevant to the acquisition of Ordinary Shares under the Plan as set forth below and in the Additional Documents.
The information herein is general information only. It is not advice or information that takes into account Australian Participants’ objectives, financial situations or needs.
Australian Participants should consider obtaining their own financial product advice from a person who is licensed by ASIC to give such advice.
Additional Risk Factors for Australian Participants. Australian Participants should have regard to risk factors relevant to investment in securities generally and, in particular, to the holding of Ordinary Shares. For example, the price at which Ordinary Shares are quoted on the Nasdaq may increase or decrease due to a number of factors. There is no guarantee that the price of the Ordinary Shares will increase. Factors which may affect the price of Ordinary Shares include fluctuations in the domestic and international market for listed stocks, general economic conditions, including interest rates, inflation rates, commodity and oil prices, changes to government fiscal, monetary or regulatory policies, legislation or regulation, the nature of the markets in which the Company operates and general operational and business risks.
More information about potential factors that could affect the Company’s business and financial results are included in the Company’s most recent Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q, available upon request. In addition, Australian Participants should be aware that the Australian dollar equivalent of the value of Ordinary Shares acquired at vesting/settlement will be affected by the US$/A$ exchange rate. Participation in the Plan involves certain risks related to fluctuations in this rate of exchange.
Common Stock in a U.S. Corporation. Common stock of a U.S. corporation is analogous to ordinary shares of an Australian corporation. Each holder of common stock is entitled to one vote for every Ordinary Share held in the Company.
Dividends may be paid on the Ordinary Shares out of any funds of the Company legally available for dividends at the discretion of the Board.
The Ordinary Shares are currently traded on the Nasdaq Global Select Market (the “Nasdaq”) in the United States of America under the symbol “JAZZ.”
The Ordinary Shares are not liable to any further calls for payment of capital or for other assessment by the Company and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.

Ascertaining the Market Price of Shares. Australian Participants may ascertain the current or historical market price of the Ordinary Shares as traded on the Nasdaq at http://www.nasdaq.com under the symbol “JAZZ.” The Australian dollar equivalent of that price can be obtained at: http://www.rba.gov.au/statistics/frequency/exchange-rates.html.
This will not be a prediction of what the market price per Ordinary Share will be when the RSUs vest or settle or of the applicable exchange rate on the actual date of vesting or settlement.

AUSTRIA
Notifications
Exchange Control Notification.  If you hold Ordinary Shares acquired under the Plan outside of Austria, you must submit a report to the Austrian National Bank. An exemption applies if the value of the Ordinary Shares as of any given quarter does not meet or exceed €30,000,000 or if the value of the Ordinary Shares in any given year as of December 31 does not meet or exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.
A separate reporting requirement applies when you sell Ordinary Shares acquired under the Plan or receive a dividend. In that case, there may be exchange control obligations if the cash proceeds are held outside of Austria. If the transaction volume of all accounts abroad meets or exceeds €10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).
BELGIUM
Notifications
Foreign Asset / Account Reporting. Belgian residents are required to report any securities held (e.g., Ordinary Shares) or bank accounts (including brokerage accounts) opened and maintained outside of Belgium on their annual tax returns. Belgian residents are also required to complete a separate report, providing the Central Contact Point of the National Bank of Belgium with details regarding any such account, including the account number, the name of the bank in which such account is held and the country in which such account is located the first time they report the foreign security and/or bank account on their annual tax returns. The forms to complete this report are available on the website of the National Bank of Belgium, www.nbb.be, under Kredietcentrales / Centrales des crédits caption. You should consult your personal tax advisor to ensure compliance with applicable reporting obligations.
CANADA
Terms and Conditions
Settlement of RSUs. Notwithstanding any discretion contained in Section 6(b)(iii) of the Plan, the grant of RSUs does not provide any right for you to receive a cash payment; the RSUs are payable in Ordinary Shares only.
Involuntary Termination Terms. Except as otherwise provided in the Agreement, in the event of involuntary termination of your Continuous Service (regardless of the reason for such termination and whether or not later found to be invalid, unlawful or in breach of employment laws in the jurisdiction where you are providing Continuous Service or the terms of your employment agreement, if any), except as otherwise set forth in the Agreement, vesting will terminate as of the date that is the earlier of: (1) the date you receive notice of termination of employment from the Employer, or (2) the date you are no longer actively rendering services, regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory law, regulatory law, and/or common law); the Board or the chief executive officer of the Company or an Affiliate, as applicable, shall have the exclusive discretion to determine when you are no longer actively employed or rendering services for purposes of the RSUs (including whether you may still be considered to be providing services while on a leave of absence). If, notwithstanding the foregoing, applicable employment legislation explicitly requires continued vesting during a statutory notice period, your right to vest in the RSUs, if any, will terminate effective as of the last date of the minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting.
The following provisions apply if Participant resides in Quebec:
Consent to Receive Information in English. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Consentement Pour Recevoir Des Informations en Anglais. Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Notifications
Securities Law Notification. You will not be permitted to sell or otherwise dispose of the Ordinary Shares acquired under the Plan within Canada. You will be permitted to sell or dispose of any Ordinary Shares only if such sale or disposal takes place outside of Canada through the facilities of the stock exchange on which the Ordinary Shares are traded (i.e., Nasdaq).
Foreign Asset / Account Reporting. Canadian residents are required to report any foreign specified property (including unvested RSUs and Ordinary Shares) annually on Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time during the year. The form must be filed by April 30th of the following year. RSUs must be reported - generally at a nil cost - if the C$100,000 cost threshold is exceeded because of other foreign specified property. When Ordinary Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Ordinary Shares. The ACB would ordinarily equal the fair market value of the Ordinary Shares at the time of acquisition, but if other shares are also owned, this ACB may have to be averaged with the ACB of the other shares. You should consult your personal tax advisor to ensure compliance with applicable reporting obligations.

DENMARK
Notifications
Special Notice for Employees in Denmark. A Special Notice for Employees in Denmark, Employer Statement pursuant to the Danish Act on Stock Options, as amended effective January 1, 2019, will be provided to you under separate cover.
FINLAND
There are no country-specific provisions.
FRANCE
Terms and Conditions
Language Consent.  By accepting the grant, you confirm that you have read and understood the documents relating to the grant (the Plan and the Agreement, including this Appendix) which were provided in the English language.  You accept the terms of these documents accordingly.

Consentement Relatif à la Langue Utilisée.  En acceptant l’attribution, vous confirmez avoir lu et compris les documents relatifs à l’attribution (le Plan et le Contrat, y compris cette Annexe) qui ont été communiqués en langue anglaise.  Vous acceptez les termes de ces documents en connaissance de cause.
Notifications
Foreign Asset / Account Reporting. If you hold Ordinary Shares outside of France or maintain a foreign bank account, you are required to report such to the French tax authorities when filing your annual tax return.
GERMANY
Notifications
Exchange Control Notification. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). Effective from September 2013, the report must be filed electronically. The form of report (Allgemeines Meldeportal Statistik) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. You are responsible for satisfying the reporting obligations.
Foreign Asset / Account Reporting. If your acquisition of Ordinary Shares leads to a so-called qualified participation at any point during the calendar year, you may need to report the acquisition when you file your tax return for the relevant year. A qualified participation is attained if (i) you own 1% or more of the Company and the value of Ordinary Shares acquired exceeds €150,000 or (ii) you hold Company common stock exceeding 10% of the Company’s total common stock.

IRELAND

Terms and Conditions

Vesting and Issuance. The following supplements Sections 2 and 6 of the Agreement, provided you are not a U.S. taxpayer:

Notwithstanding the vesting schedule provided in the Grant Notice and Section 6 (a) of the Agreement, (i) if any vesting date set forth in the Grant Notice (“Vesting Date”) falls on a date when the Company determines that you are not permitted to sell Ordinary Shares in the open market for any reason, including under the Company’s Policy Regarding Stock Trading by Executive Officers, Directors and Other Designated Employees (or any successor policy) or the Company’s Policy Against Trading on the Basis of Inside Information (or any successor policy), and (ii) the Company elects not to satisfy any Tax-Related Items (defined in Section 10) by withholding Ordinary Shares, then such Vesting Date shall instead be the later of the next U.S. business day of the next occurring open “window period” applicable to you or the next U.S. business day when the Company determines that you are not prohibited from selling Ordinary Shares in the open market (such later date, the “Actual Vesting Date”).

Notwithstanding the foregoing and Section 2 of the Agreement, if your Continuous Service terminates between the Vesting Date and the Actual Vesting Date, then the vesting of the Ordinary Shares subject to the Award originally scheduled to vest on the Vesting Date will cease and not vest upon termination of your Continuous Service, unless your Continuous Service terminates for a reason other than Cause, in which case they will instead vest in full on the first U.S. business day following the termination of your Continuous Service.

Notifications

Director Notification Obligation. If you are a director, shadow director or secretary of the Company or an Irish Affiliate, you must notify the Company or the Irish Affiliate in writing if you receive or dispose of an interest exceeding 1% of the Company (e.g., RSUs, Ordinary Shares), or become aware of the event giving rise to the notification requirement, or if you become a director or secretary if such an interest exceeding 1% of the Company exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests will be attributed to the director, shadow director or secretary, as applicable).
ITALY
Terms and Conditions
Tax Withholding Obligations. The following provisions replace Section 10 of the Agreement:
10.Tax Withholding Obligations.

(a)On or before the time you receive a distribution of the Ordinary Shares subject to your Award, or at any time thereafter as requested by the Company, you hereby authorize the Company or, if different, your employer (the “Employer”) to withhold from the Ordinary Shares issuable to you an amount sufficient to satisfy any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items which arise in connection with your Award (“Tax-Related Items”). Additionally, the Company or the Employer may, in its sole discretion, satisfy all or any portion of the Tax-Related Items obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or your Employer; (ii) causing you to tender a cash payment; or (iii) permitting or requiring you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the Ordinary Shares to be delivered in connection with your Award to satisfy the Tax-Related Items and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax-Related Items directly to the Company and/or its Affiliates. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Ordinary Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding from Ordinary Shares otherwise issuable to you, for tax purposes, you are deemed to have been issued the full number of Ordinary Shares subject to the vested RSUs, notwithstanding that a number of the Ordinary Shares are held back solely for the purpose of paying the Tax-Related Items. Furthermore, you acknowledge that the Company and/or your Employer make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award grant, including, but not limited to, the grant or vesting of the RSUs, the subsequent sale of Ordinary Shares acquired pursuant to such vesting and the receipt of any dividends, and do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You further acknowledge that if you become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Company and/or your Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Unless the tax withholding obligations of the Company and/or the Employer are satisfied, the Company and/or the Employer shall have no obligation to deliver to you any Ordinary Shares.
(c)In the event the Company’s and/or the Employer’s obligation to withhold arises prior to the delivery to you of Ordinary Shares or it is determined after the delivery of Ordinary Shares to you that the amount of the Company’s and/or the Employer’s withholding obligation was greater than the amount withheld by the Company and/or the Employer, you agree to indemnify and hold the Company harmless from any failure by the Company and/or the Employer to withhold the proper amount.

Acknowledgement. You acknowledge that you have read and specifically and expressly approve the following sections of the Agreement: Section 10 - Tax Withholding Obligations; Section 15 - Nature of Grant; Section 17 - Data Privacy; Section 18 - Governing Law and Venue; Section 19 - Language; Section 21- Notices; Electronic Delivery; and Section 26 - Severability.
Notifications
Foreign Asset / Account Reporting. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including Ordinary Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions. You are responsible for complying with this reporting obligation and should speak with your personal legal advisor in this regard.
NETHERLANDS
There are no country-specific provisions.
NORWAY
There are no country-specific provisions.
POLAND
Notifications
Exchange Control Notification. Polish residents are required to file quarterly reports to the National Bank of Poland with information on transactions and balances regarding their rights to Ordinary Shares (such as RSUs) and Ordinary Shares if the total value (calculated individually or together with other assets and liabilities possessed abroad) exceeds PLN 7 million.
Polish residents also are required to transfer funds through a bank account in Poland if the transferred amount in any single transaction exceeds a specified threshold (currently €15,000, unless the transfer of funds is considered to be connected with the business activity of an entrepreneur, in which case a lower threshold may apply). Polish residents are required to retain documents connected with foreign exchange transactions for a period of five years from the date the exchange transaction was made.
PORTUGAL
Terms and Conditions
Language Consent. You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.

Conhecimento da Lingua. Por meio do presente, eu declaro expressamente que tem pleno conhecimento da língua inglesa e que li, compreendi e livremente aceitei e concordei com os termos e condições estabelecidas no Plano e no Acordo.
Notifications
Exchange Control Notification. If you acquire Ordinary Shares under the Plan and hold the Ordinary Shares with a U.S. broker that is not a Portuguese financial intermediary, you may need to file a report with the Portuguese Central Bank. If the Ordinary Shares are held by a Portuguese financial intermediary, it will file the report for you.
SPAIN
Terms and Conditions
Tax Withholding Obligations. The following provisions replace Section 10 of the Agreement:
10.Tax Withholding Obligations.
(a)On or before the time you receive a distribution of the Ordinary Shares subject to your Award, or at any time thereafter as requested by the Company, you hereby authorize the Company or, if different, your employer (the “Employer”) to withhold from the Ordinary Shares issuable to you an amount sufficient to satisfy any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items which arise in connection with your Award (“Tax-Related Items”), where the Fair Market Value of the Ordinary Shares is measured as of the date the Ordinary Shares are issued pursuant to Section 6. Additionally, the Company or the Employer may, in its sole discretion, satisfy all or any portion of the Tax-Related Items obligation relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or your Employer; (ii) causing you to tender a cash payment; or (iii) permitting or requiring you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the Ordinary Shares to be delivered in connection with your Award to satisfy the Tax-Related Items and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Tax-Related Items directly to the Company and/or its Affiliates. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Ordinary Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding from Ordinary Shares otherwise issuable to you, for tax purposes, you are deemed to have been issued a cash bonus in the amount of the Ordinary Shares that are held back for the purpose of paying the Tax-Related Items and compensation in kind corresponding to the number of Ordinary Shares issued to you. Furthermore, you acknowledge that the Company and/or your Employer make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award grant, including, but not limited to, the grant or vesting of the RSUs, the subsequent sale of Ordinary Shares acquired pursuant to such vesting and the receipt of any dividends, and do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You further acknowledge that if you become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Company and/or your Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Unless the tax withholding obligations of the Company and/or the Employer are satisfied, the Company and/or the Employer shall have no obligation to deliver to you any Ordinary Shares.
(c)In the event the Company’s and/or the Employer’s obligation to withhold arises prior to the delivery to you of Ordinary Shares or it is determined after the delivery of Ordinary Shares to you that the amount of the Company’s and/or the Employer’s withholding obligation was greater than the amount withheld by the Company and/or the Employer, you agree to indemnify and hold the Company harmless from any failure by the Company and/or the Employer to withhold the proper amount.
Nature of Grant. This provision supplements Section 15 of the Agreement:
In accepting the RSUs, you consent to participate in the Plan and acknowledge having received and read a copy of the Plan.
You understand that the Company has unilaterally, gratuitously and discretionally decided to grant the RSUs under the Plan to individuals who may be employees of the Employer, the Company or any Affiliate throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Affiliate except as set forth in the Plan or Agreement. Consequently, you understand that the RSUs are granted on the assumption and condition that such RSUs and any Ordinary Shares acquired upon vesting of the RSUs shall not become a part of any employment contract (either with the Employer or the Company or any Affiliate) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. In addition, you understand that the RSUs would not be granted but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the RSUs shall be null and void.
Further, the vesting of the RSUs is expressly conditioned on your Continuous Service, such that if your service or employment terminates for any reason whatsoever, the RSUs will cease to vest immediately effective on the date of termination of your service or employment unless otherwise expressly set forth in the Agreement. This will be the case, for example, even if you (1) are considered to be unfairly dismissed without good cause; (2) are dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) terminate service or employment due to a change of work location, duties or any other employment or contractual condition; (4) terminate service or employment due to the Company’s or any Affiliate’s unilateral breach of contract; or

(5) are terminated from service or employment for any other reason whatsoever. Consequently, upon your termination of service or employment for any of the above reasons, you will automatically lose any rights to the RSUs that were unvested on the date of termination.
Notifications
Securities Law Notification. The RSUs described in the Plan and the Agreement, including this Appendix, do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Plan and the Agreement, including this Appendix, have not been nor will they be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and they do not constitute a public offering prospectus.
Exchange Control Notification. The acquisition, ownership and sale of Ordinary Shares under the Plan must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. Generally, the declaration must be made each January for Ordinary Shares owned as of December 31 of the prior year; however, if the amount of Ordinary Shares acquired or sold exceeds a specific threshold or if you hold 10% or more of the share capital of the Company or such other amount that would entitle you to join the Company’s board of directors, the declaration must be filed also within one month of the acquisition or sale, as applicable.
Foreign Asset / Account Reporting. Spanish residents are required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the Ordinary Shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000. More frequent reporting is required if such transaction value or account balance exceeds €100,000,000.
In addition, you may be subject to certain tax reporting requirements with respect to assets or rights that you hold outside of Spain, including bank accounts, securities and real estate if the aggregate value for particular category of assets exceeds €50,000 as of December 31 each year. Ordinary Shares acquired under the Plan or other equity programs offered by the Company constitute securities for purposes of this requirement, but unvested awards (e.g., RSUs, etc.) are not considered assets or rights for purposes of this reporting requirement. If applicable, you must report the assets on Form 720 by no later than March 31 following the end of the relevant year. After the rights and/or assets are initially reported, the reporting obligation will apply only if the value of previously-reported rights or assets increases by more than €20,000 as of each subsequent December 31 or if you sell or otherwise dispose of previously-reported rights or assets. You should consult with your personal advisor to determine your obligations in this respect.
SWEDEN
Terms and Conditions

Tax Withholding Obligations. The following provisions supplements Section 10 of the Agreement:
Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 10 of the Agreement, in accepting the RSUs, you authorize the Company and/or the Employer to sell or withhold Ordinary Shares otherwise deliverable to you upon vesting to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.
SWITZERLAND
Notifications
Securities Law Notification. Neither this document nor any other materials relating to the RSUs (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made available in Switzerland to any person other than an employee of the Company, or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).
UNITED KINGDOM
Terms and Conditions
Tax Withholding Obligations. This provision supplements Section 10 of the Agreement:

Without limitation to Section 10 of the Agreement, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC” ) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the Employer against any taxes that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In such case, if the amount of any income tax due is not collected from or paid by you within 90 days of the end of the UK tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions (“NICs”) may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Employer for the value of any employee NICs due on this additional benefit, which the Company or the Employer may recover from you at any time thereafter by any of the means referred to in Section 10 of the Agreement.

Joint Election for Transfer of Liability for Employer National Insurance Contributions. As a condition of participation in the Plan and the vesting of the RSUs, you agree to accept any liability for secondary Class 1 NICs that may be payable by the Company, the Employer or any Affiliate in connection with the RSUs and any event giving rise to Tax-Related Items (the “Employer NICs”). Without prejudice to the foregoing, you agree to execute a joint election with the Company, the form of such joint election (the “Joint Election”) having been approved formally by HMRC, and any other required consent or election prior to vesting of the RSUs. You further agree to execute such other joint elections as may be required between you and any successor to the Company, the Employer or any Affiliate. You further agree that the Company, the Employer or any Affiliate may collect the Employer NICs from you by any of the means set forth in Section 10 of the Agreement.
If you do not enter into a Joint Election prior to the vesting of the RSUs, you will not be entitled to vest in the RSUs without any liability to the Company, the Employer or any Affiliate.

JAZZ PHARMACEUTICALS PLC
2011 EQUITY INCENTIVE PLAN

ELECTION TO TRANSFER THE EMPLOYER’S SECONDARY CLASS 1
NATIONAL INSURANCE LIABILITY TO THE EMPLOYEE

This Election is between:

A.    The individual who has received this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive stock options and/or restricted stock units (together, the “Awards”) pursuant to the Jazz Pharmaceuticals plc 2011 Equity Incentive Plan (the “Plan”), and

B.    Jazz Pharmaceuticals plc, Fourth Floor, Connaught House, 1 Burlington Road, Dublin 4, Ireland (the “Company”), which may grant Awards under the Plan and is entering into this Election on behalf of the Employer.

1.Introduction

1.1This Election relates to all Awards granted to the Employee under the Plan on or after January 18, 2012 up to the termination date of the Plan.

1.2In this Election the following words and phrases have the following meanings:

(a)“Chargeable Event” means, in relation to the Awards:

(i)the acquisition of securities pursuant to the Awards (within section 477(3)(a) of ITEPA);

(ii)the assignment (if applicable) or release of the Awards in return for consideration (within section 477(3)(b) of ITEPA);

(iii)the receipt of a benefit in connection with the Awards, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA);

(iv)post-acquisition charges relating to the Awards and/or ordinary shares of the Company acquired pursuant to the Awards (within section 427 of ITEPA); and/or

(v)post-acquisition charges relating to the Awards and/or ordinary shares of the Company acquired pursuant to the Awards (within section 439 of ITEPA).

(b)“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

(c)“SSCBA” means the Social Security Contributions and Benefits Act 1992.

1.3This Election relates to the Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a Chargeable Event in respect of the Awards pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

1.4This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

1.5This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

2.The Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to the Employee. The Employee understands that, by signing the award grant notice, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 of the SSCBA.

3.Payment of the Employer’s Liability

3.1The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Chargeable Event:

(i)    by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or

(ii)    directly from the Employee by payment in cash or cleared funds; and/or

(iii)    by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Awards, the proceeds from which must be delivered to the Employer in sufficient time for payment to be made to Her Majesty’s Revenue & Customs (“HMRC”) by the due date; and/or

(iv)    where the proceeds of the gain are to be made through a third party, the Employee will authorize that party to withhold an amount from the payment or to sell some of the securities which the Employee is entitled to receive in respect of the Award, such amount to be paid in sufficient time to enable the Company and/or the Employer to make payment to HMRC by the due date; and/or

(v)    by any other means specified in the applicable Award agreement entered into between the Employee and the Company.

3.2The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Employee in respect of the Awards until full payment of the Employer’s Liability is received.

3.3The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HMRC on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days after the end of the UK tax month during which the Chargeable Event occurs if payments are made electronically).

4.Duration of Election

4.1The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

4.2Any reference to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and relevant award agreement. This Election will continue in effect in respect of any awards which replace the Awards in circumstances where section 483 of ITEPA applies.

4.3This Election will continue in effect until the earliest of the following:

(i)     the date on which the Employee and the Company agree in writing that it should cease to have effect;

(ii)     the date on which the Company serves written notice on the Employee terminating its effect;

(iii)     the date on which HMRC withdraws approval of this Election; or

(iv)     the date on which, after due payment of the Employer’s Liability in respect of the entirety of the Awards to which this Election relates or could relate, the Election ceases to have effect in accordance with its own terms.

SCHEDULE OF EMPLOYER COMPANIES

The following are employer companies to which this Election may apply:

Employer Company:	Jazz Pharmaceuticals UK Limited
Registered Office:	Wing B, Building 5700 Spires House John Smith Drive - Oxford Business Park South, Oxford OX4 2RW, United Kingdom
Company Registration Number:	4555273
Corporation Tax Reference:	452/76424 00934
Corporation Tax Address:	HM Revenue & Customs CT Operations (Large & Complex Specialist) 16 North Government Buildings Ty Glas, Llanishen Cardiff, CF14 5 FP
PAYE Reference:	120/WZ72892

Attachment II
Jazz Pharmaceuticals plc
2011 Equity Incentive Plan